Exhibit 10.1

Executive Severance Benefit under the
Alliant Energy Corporation
Severance Plan
Summary Plan Description
Effective 3/19/2008

Alliant Energy Corporation

Executive Severance Benefit under the
Alliant Energy Corporation
Executive Severance Plan
Summary Plan Description

Alliant Energy Severance Plan 1

Introduction

Alliant Energy Corporation (the “Company”) has established the Executive Severance Benefit under the Alliant Energy Severance Plan that provides benefits for eligible General Managers, Directors, Officers and Executive Officers who are notified of job elimination on or after March 19, 2008. This Severance Benefit supersedes all previous severance/separation policies. This package includes a severance payment, tuition reimbursement program or outplacement services, a provision for continuation of medical and dental benefits and an employee assistance program.

Please read this booklet carefully and keep it for future reference. It summarizes your benefits, rights, and obligations under the Executive Severance Benefit under the Alliant Energy Severance Plan.

Eligibility

This Severance Benefit is available to General Managers, Directors, Officers and Executive Officers (“Employees”) of Alliant Energy Corporation. Employees of Alliant Energy Resources or any of its subsidiaries are not eligible for this Severance Benefit.

Employees who have been notified in writing that their position is being eliminated or significantly altered as a result of a substantial diminishment of responsibility or salary or as a result of a structured job elimination program implemented by Management are eligible for this Severance Benefit.

Employees who are given a reassignment (as defined below) will not be eligible for the Severance Benefit. (Note: job reassignment will be at the discretion of Alliant Energy management and Human Resources). If the employee declines reassignment or refuses to relocate, if so required, the employee will not be eligible for the Severance Benefit.

Employees who are terminated for any reason other than described above, including for Cause (as defined below) or at will, are not eligible for this Severance Benefit.

Condition For Receipt Of Benefits

Eligibility for benefits under the Severance Benefit, including the severance payment, outplacement/tuition assistance services, payment of medical and dental benefits by the Company and the employee assistance program, is conditioned upon the Employee signing a Severance Agreement and Release form. This form relinquishes any claims arising out of the Employee’s employment or termination from employment.

Employees will be given a period of time to consider the Severance Agreement and Release prior to signing it. Additionally, employees will be given a period of time during which they may revoke the Severance Agreement and Release after signing. The length of the consideration and revocation periods will be consistent with applicable federal and state law. Severance benefits will be granted upon expiration of the revocation period.

Severance Payment

Eligible Employees meeting the condition for receipt of benefits will receive a severance payment as set forth below.

Alliant Energy Severance Plan 2

The severance payment equals one year of base pay.

Employees will receive a lump sum severance payment representing one year of annual base pay by the next regular payday following the end of the revocation period described above up to the lesser of $460,000 (or such higher amount equal to two times the applicable limit under Code Section 401(a)(17) for the year in which the Employee’s termination occurs) or two times the Employee’s annualized compensation as defined in Treas. Reg. section 1.409A-1(b)(9)(iii)(A)(1), with any additional payment made on the first day of the 7th month following the month in which the termination occurs, without any interest for the delayed payment.

Eligibility for Other Benefits Upon Severance

All stock options held by the Employee, which are not vested at the time of termination, will be forfeited. Options that are vested at the time of termination may be exercised up to three months after the termination date, as provided in the agreement between the Employee and the Company granting the options.

All equity awards issued to Employee pursuant to any long-term incentive compensation plan will be governed by the agreement pursuant to which the awards were granted.

Employees are eligible to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months. The company will pay the first 6 months of the COBRA premium for eligible Employees meeting the condition for receipt of benefits under the Severance Plan, with the remaining 12 months paid by the employee.

Employees within 18 months of becoming retirement eligible (age 55) may be eligible for retiree medical coverage. Please refer to the applicable medical plan for more information. To be eligible for retiree medical coverage, you must have at least 10 consecutive years of service to the Company.

Outplacement Services/Tuition Assistance Reimbursement

A $10,000 maximum benefit is available to spend on either outplacement services or tuition reimbursement. Outplacement services must be used within 6 months after termination and tuition reimbursement benefits must be used within 24 months after termination. The tuition assistance benefit may be paid half in the first year and half in the second year, and no amount may be carried over from one year to the next. An irrevocable election is required at the time the severance agreement and release is executed whereby the Employee must select either the tuition reimbursement or outplacement services.

A tuition program to enhance training and skills for re-employment is available to eligible employees who meet the condition for receipt of benefits. Courses and classes that focus on the pursuit of re-employment objectives and are not related to hobbies or leisure activities will be reimbursed. Application for tuition reimbursement must be submitted and approved by the Human Resource Department prior to enrollment in any course.

Alliant Energy Severance Plan 3

If tuition reimbursement is chosen, the program will pay up to a $10,000 maximum benefit ($5,000 per year for two years) for tuition, books, and lab fees. Travel expenses will not be reimbursed. Approved reimbursement will be paid, at the rate of 100%, subject to the yearly limit, upon successful completion of the course (pass in a pass/fail course; “C minus” or higher in a graded course), as demonstrated by the grade report or certificate.

As long as the course starts during the 24-month period from the date of termination and the course has been approved, reimbursement will be in accordance with the program upon successful completion, even though the completion date will be more than 24 months after the termination date.

Courses taken at a recognized educational institution* will be eligible for reimbursement. This includes course work toward an undergraduate or graduate degree in any field and skill-development seminars sponsored by a training organization. Courses necessary for registration or licensing in a particular field such as real estate sales, securities brokerage, or accounting and testing fees for professional designation or certification will also be eligible.

* A recognized educational institution is an accredited post high school institution of advanced learning, including but not limited to, colleges, community colleges, universities, business and technical schools and licensed and accredited correspondence schools.

Employee Assistance Program

Eligible employees who meet the condition for receipt of benefits will receive benefits under the Employee Assistance Program as follows:

•	Eligible to use Employee and Family Resources for two months from termination. Call 1-800-327-4692 to set up an appointment.
•	Alliant Energy will pay for up to six sessions per issue of personal, family, or financial counseling within the two-month eligibility period.

Definitions

Cause. The Company shall be considered to have terminated the Employee’s employment for “Cause” if such termination is a result of (A) the Employee engaging in intentional conduct not taken in good faith that has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (B) the Employee being convicted of a felony (as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal), which substantially impairs the Employee’s ability to perform his or her duties or responsibilities, as determined by the Committee or the Board of Directors of the Company (the “Board”) in its sole discretion; or (C) continuing willful and unreasonable refusal by the Employee to perform the Employee’s duties or responsibilities, as determined by the CEO, or in the case of the CEO or an Executive Officer, the Compensation and Personnel Committee of the Board of Directors of the Company, in their sole discretion.

Reassignment. An Employee shall be considered to have been given a “Reassignment” if the Company offers the Employee a job with the Company or any one of its subsidiaries at any location with job responsibilities that are not materially diminished and a salary that is not materially reduced, as determined in the Company’s discretion. A reassignment also includes an offer of employment at a new employing entity due to a joint venture or diversification of the Company (e.g., NMC, ITC or ATC).

Alliant Energy Severance Plan 4

Alliant Energy Severance Plan

Employer:

Alliant Energy Corporation
4902 N. Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
39-1380265

Plan Identification:

For Federal Government purposes, the Plan is classified as a welfare benefit plan. The Plan Identification Number is 39-1380265, Plan Number 511.

Plan Year:

The Plan Year is the 12-month period beginning on January 1 and ending on December 31.

Contributions:

The Plan is unfunded, with all benefits being paid by the Company out of its general assets.

Plan Administrator:

Alliant Energy Corporation
4902 N. Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
(608) 458-3311
39-1380265

Agent For Legal Process:

Corporate Secretary
Alliant Energy Corporation
4902 N. Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007

No Additional Employment Rights:

Participation in the Plan does not constitute an employment contract and does not expand employment rights with the Company.

Plan Amendment And Termination:

The Company reserves the right to modify, amend, suspend or terminate the Plan in whole or in part at any time by the use of a written amendment.

Alliant Energy Severance Plan 5

Claims Procedure

We do not anticipate disagreements on these benefits, but it is good to know that this Plan has specific procedures for handling disputes if they do arise. The procedure for handling a problem is to file a Claim for Benefits. A Claim for Benefits is used to clarify the amount of your severance benefit or to resolve a question, problem, or situation relating to the Plan. You must submit a Claim for Benefits to the Plan Administrator listed on page 4. You may not seek review of a denial of benefits, or bring action in court to enforce a Claim for Benefits, prior to filing a claim and exhausting your rights to review under the Plan.

When you properly file a Claim for Benefits, the following procedures will be followed:

1.	The Plan Administrator will notify you of the approval or denial of your claim for benefits within 90 days after receiving your claim, unless special circumstances require an extension of time for processing the claim (of no more than an additional 90 days). If an extension is needed in a special situation, you will be notified in writing of the delay before the end of the initial 90 days.
2.	If your claim is denied, the Plan Administrator will provide you with a written notice stating the reason for the denial, refer you to the applicable provisions of the Plan or other relevant records on which the denial is based, and provide information about how to seek review of the denial.
3.	You have the right to request the Plan Administrator to review the denial. You must file a written request for review with the Plan Administrator within 60 days from when you received notice of the denial.
4.	You or your authorized representative may review pertinent documents and submit issues and comments in writing to the Plan Administrator.
5.	The Plan Administrator will give you a written report of its decision on review, usually within 60 days after your request for reconsideration is received by the Plan Administrator. If an extension of time (of no more than an additional 60 days) is required because of unusual circumstances, you will be notified in writing of the delay within the initial 60-day period.
6.	The written decision on review will explain the basis for the decision and references to relevant Plan provisions. A decision on review is final and binding.
7.	If you fail to file a request for review in accordance with the above procedures, you will have no rights to review or to bring a court action.

Statement Of ERISA Rights

As a participant of the Alliant Energy Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified worksites, all Plan documents, including copies of all documents filed by the Plan with the United States Department of Labor, such as annual reports and Plan descriptions.
•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator, who may make a reasonable charge for the copies.
•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of the summary annual report.

Alliant Energy Severance Plan 6

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Employee Benefit Plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.

No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a covered benefit or exercising your rights under ERISA.

If your claim for a covered benefit is denied in whole or in part, you must receive a written explanation of the reason for a denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, a federal court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the document, unless the document was not sent because of matters reasonably beyond the control of the Plan Administrator.

If you do have a claim for benefits that are denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan Fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.